February 9, 2006

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Genex Pharmaceutical, Inc.
         File No. 333-102118

We have read the statements that we understand Genex Pharmaceutical, Inc. (the "Company) will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm except the pare 2.

On November 17, 2005, we noticed that the Company filed an 8K on November 16, 2005 with the Securities and Exchange Commission, stating that Kabani & Company, Inc.'s services have been terminated and the Company has appointed another accounting firm based in Hong Kong, GC Alliance Ltd. as its auditor. The 8K also included exhibit 16.1, on our letterhead indicating that Kabani & Company, Inc. has read the 8K and agrees with it. In fact, Kabani & Company, Inc was never provided the 8K for review nor did we issue any letter agreeing with the 8K. The Members of the audit committee/The Board of Directors of the Company were informed by us via our letter dated November 18, 2005 about the unauthorized filing of the letter (attributed to our firm) with the 8K. The Company did not act to withdraw the alleged letter or rectified the 8K filings until it was officially asked to do so by the Security & Exchange Commission. We believe the Company has committed an illegal act in filing a letter with our firm's name on it and failed to withdraw in timely manner in spite of being made aware of it numerous times.

Very truly yours,